Exhibit 99.1

PRESS RELEASE

CAPCO Announces Managerial and Operational Updates

Friday August 12, 4:49 pm ET

HOUSTON, Aug. 12, 2005 (PRIMEZONE) -- CAPCO Energy, Inc. (“`the Company”) (OTC BB:CGYN.OB - News) today announces that the Board of Directors of CAPCO has appointed Ilyas Chaudhary, chairman of CAPCO, to become the interim CEO and President of the Company, as Mike Myers tendered his resignation due to health reasons. The Board of Directors also redefined the operational focus of CAPCO to be entirely in offshore and onshore E&P activities in the lower 48 states, with Offshore Gulf Coast as its prime area of operations.

In addition, the Board of Directors approved raising about $1.5 million through the sale of convertible notes. The funds raised would primarily be used for capital expenditures for the remainder of year 2005.

CAPCO also announces the following other operation updates:

A) Offshore

a. Galveston Block 297, Federal waters, Gulf of Mexico. The Company is awaiting a determination by the insurance carrier to reimburse a part of the excess cost caused by a loss of control on the GA 297 well. The total cost of the well approximated $10.0 million with the Company's share being about $7.0 million. If the insurance carrier accepts the Company's claim application of approximately $4.5 million, CAPCO's net cost will be reduced to approximately $2.5 million. Further as the Company already has paid a part of the excess costs, receipt of the insurance proceeds will result in an increase in working capital.

b. Brazos Property, Texas state waters. CAPCO has a total of 27 wells in this area of which two are producing at current production levels of 2.0 mmcfd. The Company has 35% WI in the two producing wells and 65% WI in the remaining wells and in the land holding of about 13,000 acres. The Company is entertaining proposals by certain third parties to pay the capital costs for returning idle wells to production in exchange for earning an interest in the wells. This will enable the Company to build its cash flow without any further cash outlay.

c. Matagorda Island, Texas state waters. CAPCO has a 100% WI in 6 wells in this area. The Company plans to place the wells on production after certain lease issues have been perfected. Plans are to place 3 wells on production by the end of the third quarter. The Company was unsuccessful in its leasing efforts in July; however, leasing applications will be submitted again in October 2005, which is expected to have a favorable response.

d. Chandeleur Area/St Bernard Parish, Louisiana. CAPCO has an after payout interest varying from about 30% to 66% in 11 producing wells with current production levels of 12 mmcfd. The land holdings are about 8,000 (13,300 in last report) acres gross. The potential exists to drill developmental wells in this area.

e. High Island 196, Federal waters, Gulf of Mexico. CAPCO has an after payout interest of 66% in 4 wells in this block with current production levels of 0.7 mmcfd. Gross land holding is about 5,000 gross acres.

B) Onshore

a. Caplen Field, Galveston County, Texas. CAPCO has about 62% WI interest in approximately 6,000 gross acres and 11 wells in this property. Current production is about 40 bopd from 2 wells. Further work is underway to place other wells on production and exploit the gas potential of the lease.

b. Slick Waterflood, Creek County, Oklahoma. CAPCO has 45% WI in approximately 2,700 acres with approximate current production levels of 20 bopd from 11 wells. There are a total of 115 wells in this lease and the Company plans to continue to place additional wells on production for the balance of this year.

c. Bandwheel, Osage County, Oklahoma. CAPCO has 100% WI in 1,300 acres of land with current production levels of 18 bopd. There are a total of 120 wells on this lease and the Company plans to continue to place additional wells on production. CAPCO is planning to lease some other synergistic leases in the area and also drill a development well in September 2005, to boost its cash flow in the region.

d. Belridge Field, Kern County, California. CAPCO has a 20% WI in a field which is currently producing 40 bopd from a newly drilled well and 3 old wells. In addition another new well has been drilled and completed. Production rates of this well are not available as yet. The Company is also attempting to lease certain heavy oil leases in the region.

Commenting on the financial position of the Company, Mr. Chaudhary said, “The P&A (excess drilling) cost of GA 297, along with higher than scheduled refurbishment costs in our Brazos Field hampered our efforts to increase production in offshore operations. The Company will continue to focus in Offshore Gulf Coast as the prime area of operations followed by conventional operations in the Permian Basin (of West Texas) and heavy oil operations in California. Additional acquisitions are scheduled in these regions to build a synergistic and operational base. We anticipate increases in cash flow and our reserve base by implementing this operational plan.”

Safe Harbor Statement under the Private Securities Litigation Reform Act: The information herein contains forward-looking statements based on assumptions that may prove not to have been accurate. The business activities of CAPCO, as usual to its industry, are subject to many risks both calculable and incalculable. Included in these risks are oil and gas prices, the need to develop replacement reserves, the reliability of reserve estimates, and the feasibility of extracting reserves, environmental risks, drilling and operating risks, and the ability of the Company to implement its business strategy. These and other risks are identified in our SEC filings and should be considered in evaluating the forward-looking statements made herein. These risks could cause actual financial results to vary from those anticipated.

For further information about the Company please call Ricardo Hsu (714) 734-6876 or visit our website at http://www.CAPCOenergy.net.